U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 4/A
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person:
     Jack Hobbs, 175 South Main Street, Suite 1423, Salt Lake City, UT 84111

2.   Issuer Name and Ticker or Trading Symbol:
     Upland Energy Corporation (UPLC)

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year:  12/97

5.   If Amendment, Date of Original (Month/Year): January 9, 1998

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: Secretary/Treasurer

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security:  Common Stock
2. Transaction Date (Month/Day/Year):  12/18/97 and 12/29/97
3. Transaction Code:    Code:  (S) and (G)
4. Securities Acquired (A) or Disposed of (D): Amount: (D)1,600 and 500
5. Amount of Securities Beneficially Owned at End of Month:  148,400 (D)
6. Ownership Form:  Direct (D) or Indirect (I):               16,000 (I)
7. Nature of Indirect Beneficial Ownership: Held by daughter living in home

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security:  Options
2. Conversion or Exercise Price of Derivative Security:  $2.00
3. Transaction Date (Month/Day/Year): N/A
4. Transaction Code:  N/A
5. Number of Derivative Securities Acquired (A) or Disposed of (D): N/A
6. Date Exercisable and Expiration Date (Month/Day/Year): N/A
7. Title and Amount of Underlying Securities: N/A
8. Price of Derivative Security: N/A
9. Number of Derivative Securities Beneficially Owned at End of Month: 25,000
10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I): D
11.  Nature of Indirect Beneficial Ownership:  N/A


Explanation of Responses:  N/A

Signature of Reporting Person: /S/ John W. Hobbs
Date: 01/21/98